EXHIBIT 99.2

HOUSTON INTERESTS, LLC

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

HOUSTON INTERESTS, LLC

CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$16,125,194	$21,938,374
Trade accounts receivable, net	15,105,530	28,278,322
Costs and estimated earnings in excess of billings on uncompleted contracts	913,666	4,168,613
Prepaid expenses and other	1,159,323	835,505
Total current assets	33,303,713	55,220,814
Property and equipment, net	1,135,918	1,401,125
Goodwill, net	7,015,939	7,741,717
Total assets	$41,455,570	$64,363,656

Liabilities and Members' Equity
Current liabilities:
Accounts payable	$1,001,094	$3,075,855
Current maturities of long-term debt	1,313,923	1,274,605
Accrued liabilities	2,972,932	6,844,060
Unearned revenue	1,137,990	1,994,666
Billings in excess of costs and estimated earnings on uncompleted contracts	16,727,433	33,198,912
Total current liabilities	23,153,372	46,388,098
Long-term debt, less current maturities	3,954,757	4,959,277
Total liabilities	27,108,129	51,347,375
Members' equity:
Member's interest	14,347,441	13,016,281
Total member's equity	14,347,441	13,016,281
Total liabilities and members' equity	$41,455,570	$64,363,656

See notes to consolidated financial statements

HOUSTON INTERESTS, LLC

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended
	September 30, 2016	September 30, 2015

Revenues	$65,717,094	$93,928,163
Cost of revenues	38,072,984	67,837,972
Gross profit	27,644,110	26,090,191
Operating expenses:
General and administrative expenses	20,181,713	18,112,047
Amortization	725,778	725,778
Total operating expenses	20,907,491	18,837,825
Income from operations	6,736,619	7,252,366
Other income (expense), net	(178,209)	(41,164)
Net income	6,558,410	7,211,202
Less net income attributable to noncontrolling interest	—	1,303,773
Net income attributable to Houston Interests, LLC	$6,558,410	$5,907,429

See notes to consolidated financial statements

HOUSTON INTERESTS, LLC

CONSOLIDATED STATEMENTS OF EQUITY

(Unaudited)

	Member's Interest	Noncontrolling Interest	Total Equity

Balance, January 1, 2015	$5,581,073	$6,782,577	$12,363,650
Net income	5,907,429	1,303,773	7,211,202
Buyout of noncontrolling interest	(19,547)	(8,086,350)	(8,105,897)
Distributions	(3,282,000)	—	(3,282,000)
Balance, September 30, 2015	$8,186,955	$—	$8,186,955

	Member's Interest	Noncontrolling Interest	Total Equity

Balance, January 1, 2016	$13,016,281	$—	$13,016,281
Net income	6,558,410	—	6,558,410
Distributions	(5,227,250)	—	(5,227,250)
Balance, September 30, 2016	$14,347,441	$—	$14,347,441

See notes to consolidated financial statements

HOUSTON INTERESTS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30, 2016	September 30, 2015

Cash Flows from Operating Activities
Net income	$6,558,410	$7,211,202
Adjustments to reconcile net income to net cash provided (used) in operating activities:
Depreciation	382,099	318,176
Amortization	725,778	725,778
Provision for doubtful accounts receivable	752,315	—
Changes in assets and liabilities:
Trade accounts receivable	12,420,477	(16,169,990)
Costs and estimated earnings in excess of billings on uncompleted contracts	3,254,947	940,776
Prepaid expenses and other	(323,818)	(840,538)
Accounts payable	(2,074,761)	(2,405,295)
Accrued liabilities	(3,871,128)	336,017
Unearned revenue	(856,676)	294,738
Billings in excess of costs and estimated earnings on uncompleted contracts	(16,471,479)	(3,063,327)
Net cash provided by (used in) operating activities	496,164	(12,652,463)

Cash Flows from Investing Activities
Release of cash restricted for use	—	3,175,507
Buyout of minority interest	—	(8,105,897)
Purchases of property and equipment	(116,892)	(179,675)
Net cash used in investing activities	(116,892)	(5,110,065)

Cash Flows from Investing Activities
Proceeds from issuance of debt	—	6,500,000
Principal payments on long-term debt	(965,202)	(255,795)
Distributions	(5,227,250)	(3,282,000)
Net cash provided by financing activities	(6,192,452)	2,962,205
Net decrease in cash and cash equivalents	(5,813,180)	(14,800,323)
Cash and cash equivalents, beginning of year	21,938,374	38,463,724
Cash and cash equivalents, end of year	$16,125,194	$23,663,401

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$180,611	$135,148

See notes to consolidated financial statements

HOUSTON INTERESTS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nine months ended September 30, 2016 and 2015

(Unaudited)

Note 1 - Business and Summary of Significant Accounting Policies
Organization and basis of presentation
Houston Interests, LLC (Houston) is a single member limited liability company formed under Oklahoma law. The member has limited personal liability.
The consolidated financial statements include the accounts of Devco USA, LLC (DUSA), River International, LLC (RI), Devco International, LLC (DI), Process Plant Services, LLC (PPS), all Oklahoma limited liability companies, S&R Technical Services, Inc. (SR), an Oklahoma S-corporation, River Consulting, LLC (River), a Louisiana limited liability company, River Food Services, LLC (RFOOD), a Maryland limited liability company and River Consulting Colombia, SAS (RCOL), a Republic of Colombia simplified stock corporation (collectively, the Company).
River, RI, SR, PPS and RFOOD operate from primary offices in Columbus Ohio; Pittsburgh, Pennsylvania; Metairie, Louisiana and Tulsa, Oklahoma and provide professional engineering, project and construction management services to various industries throughout the United States and globally. RCOL is based in Bogata, D.C., Republic of Colombia and provides professional engineering, project and construction management services. DUSA and DI are based in Tulsa and custom design, manufacture and sell turn-key solutions for the natural gas industry as well as sulfur prilling, pelletizing and pouring facilities and equipment. DUSA and DI also design and sell process heating equipment. DUSA and DI's systems are installed throughout the United States and globally.
Acquisitions
On April 1, 2011, Houston purchased 51% interests in both DUSA and River from Kinder Morgan Bulk Terminals (KMBT) and RCI Holdings, Inc. (RCIH), respectively in a single transaction valued at $10,000,000. Both KMBT and RCIH are wholly owned subsidiaries of Kinder Morgan Energy Partners, L.P. (Kinder). Goodwill consists of the value of the purchasing shareholder's reputation and experience in the industry, the benefits derived from allowing the acquired companies to sell internationally, and the synergies of combining the two complimentary companies. Houston formed DI and RI for the specific purpose of engaging in international business for their namesake sister companies. Prior to Houston’s purchase of the remaining 49% interest in DUSA and River on July 10, 2015 (which is more fully described below), Houston paid KMBT and RCIH 5% of all revenues earned by DI and 1.5% of all revenues earned by RI, respectively as additional purchase consideration.
Under the terms of the April 1, 2011 purchase agreement, Houston had options to purchase the remaining 49% membership interests in DUSA and River for $47,213 and $52,787 per membership interest percentage acquired, respectively. Additionally, the exercise price of each option is increased based on the amount of future earnings, capital contributions and distributions. On July 10, 2015 Houston exercised its option to purchase the remaining 49% membership interest in DUSA and River for $4,963,452 and $3,143,945, respectively.
On June 23, 2012, Houston purchased 100% of the outstanding common stock of SR in a transaction valued at approximately $550,000. SR is a drafting company focused primarily on industrial applications, with a specialty in piping design. The acquisition of SR provided Houston with additional expertise in the design of facilities related to the energy industry. Goodwill consists of the value of the synergy in combining SR's capabilities with Houston's existing customer base, including augmenting and expanding River's capabilities.
Basis of accounting
The Company's policy is to prepare its financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions regarding a variety of operating and financial matters. These assumptions include estimated hours and equipment costs to complete projects which materially affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and cash equivalents
Cash and cash equivalents consist of money-market accounts and commercial bank accounts.
DI had placed $3,175,000 on deposit with its bank to collateralize a standby letter of credit. This amount was recorded as restricted cash on the balance sheet. On January 5, 2015, the Standby letter of credit was cancelled and the restriction on the cash deposit was lifted.
Accounts receivable and credit policy
The Company's billing arrangements are governed by contracts with its customers. Generally, invoices are issued and accounts receivable are recorded either upon completion of defined project milestones or as time is worked on the project. The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. Accounts receivable are considered to be past due if any portion of the receivable balance is outstanding past terms and are charged to earnings as uncollectible when management determines the customer is unable or unwilling to pay. Typically, the Company does not charge interest on past due accounts receivable nor does it require collateral from its customers. In the majority of cases, the Company's contracts provide for regular billings which mitigate the collection risk and cash flow burden of large projects.
Trade accounts receivable consist of the following:

	September 30, 2016	December 31, 2015
Trade accounts receivable	$16,093,959	$28,514,436
Less reserve for doubtful accounts	(988,429)	(236,114)
Net trade accounts receivable	$15,105,530	$28,278,322
Property and equipment
Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the related assets. Improvements are capitalized, and maintenance and repairs are charged to expense when incurred. As assets are disposed, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recorded.
The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. No impairments were recorded in the nine months ended September 30, 2016 or 2015, respectively.
Unearned Revenues
Unearned revenues represents advance payments on spare parts orders and payments received on substantially completed projects with outstanding “punch list” items or extended final approval timelines. For substantially completed projects with outstanding items or extended final approval timelines, the amount of revenue deferred is based on the estimated costs to satisfy remaining obligations in the final approval period. Such unearned revenues at September 30, 2016 and December 31, 2015 amounted to approximately $1,138,000 and $1,995,000, respectively. Unearned revenues on the consolidated balance sheet also includes customer deposits on spare parts of approximately $50,000 and $12,000 at September 30, 2016 and December 31, 2015, respectively.

Warranty
DUSA, DINT, and PPS provide warranties for their products generally ranging from 12 to 24 months. If River, RFOOD, or RCOL provides equipment as part of its services on a project, it also generally provides a 12 to 24 month warranty on the equipment. For purchased items, the manufacturer’s warranty is passed on to the customer. The Company experiences very few warranty claims. Generally, a relatively small amount of contingency on each project is withheld from revenue recognition to satisfy potential issues. The remaining contingency on the project is released upon expiration of the warranty.
Income taxes
As a single member limited liability company, Houston's taxable income or loss is allocated to its sole member. Therefore, no provision or liability for income taxes has been included in the consolidated financial statements. All years under applicable statute are available for examination as neither Houston nor any of the subsidiary companies have been audited.
The accounting for income taxes may, at times, involve some degree of uncertainty, and, as such, lead to uncertain tax positions having been taken. Management evaluated Houston's tax positions and concluded that Houston had taken no uncertain tax positions that require adjustment to the consolidated financial statements. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.
Revenue recognition and unbilled costs
In May 2014, the FASB and the International Accounting Standards Board issued a converged standard on revenue recognition, ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Under this guidance, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is effective for public entities for annual reporting periods beginning after December 15, 2017 and nonpublic entities for annual reporting periods beginning after December 15, 2018. We are evaluating the impact of this guidance on our financial statements and related disclosures.
The Company performs services under fixed-fee, cost-plus, cost-plus to-a-maximum, and time and material contracts. Contract terms generally range from one to 24 months.
The Company recognizes revenues on fixed-fee and cost-plus to-a-maximum contracts on the percentage-of-completion method. Percentage of completion is determined, primarily, by comparing contract costs incurred to date with total estimated contract costs. Contract costs include all direct labor, direct materials, and subcontractor costs. General and administrative costs are charged to expense as incurred. Revenues related to claims are included in contract revenues when claims are confirmed with customers.
Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability, and final contract settlements may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Because of inherent uncertainties in estimating cost, it is at least reasonably possible that the estimates used will change within the near term.
The asset, costs and estimated earnings in excess of billings on uncompleted contracts, represents revenues recognized in excess of amounts billed. The liability, billings in excess of costs and estimated earnings on uncompleted contracts, represents billings in excess of revenues recognized.
Revenues earned on cost-plus and time and materials contracts are recognized as expenses are incurred and as hours are worked and billed to the customer.
Revenues for noncontract related products and services such as spare parts sales and on-site services is recognized when services are performed or upon transfer or delivery of the product to the customer.
Kinder represented a related party of the Company until Houston purchased Kinder’s membership interests in DUSA and River on July 10, 2015. Revenues with Kinder during the nine months ended September 30, 2016 and 2015 were $1.0 million and $3.7 million, respectively.
Goodwill
The Company recorded goodwill of $4,642,003 and $4,573,963 upon its purchase of DUSA and River, respectively, on April 1, 2011, and $461,168 upon its purchase of SR on June 23, 2012, representing the excess of the purchase price over the fair value of assets acquired. These values reflect expected synergies of the combined companies.

FASB Accounting Standards Update No. 2014-02, Intangibles-Goodwill and Other (Topic 350): Accounting for Goodwill, permits a private company accounting alternative for goodwill. Private companies that adopt this alternative should amortize goodwill on a straight-line basis over a period of ten years, or less if the company demonstrates that another useful life is more appropriate. Goodwill should be tested for impairment when a triggering event occurs that indicates that the fair value of a reporting unit may be below its carrying amount. The goodwill impairment test involves a comparison of the fair value of the Company with its carrying value. Fair value is determined using the expected present value of future cash flows and a market approach. Certain estimates and judgments are required in the application of the fair value models. Companies may elect to evaluate goodwill for impairment at either the reporting unit level or company level. If the carrying amount of either the company or reporting unit, depending on such election, exceeds its implied fair value, the company will recognize a goodwill impairment loss.
In 2014, the Company elected to amortize goodwill over 10 years and to assess goodwill for impairment at the reporting unit level. Amortization expense of $725,778 was recorded in the nine months ended September 30, 2016 and 2015, respectively. As of September 30, 2016 and December 31, 2015, management determined that no triggering event occurred for the reporting units that would require impairment testing.
The changes in the carrying value of goodwill are as follows:

	As of September 30, 2016			As of December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net

Goodwill	$9,677,134	$2,661,195	$7,015,939	$9,677,134	$1,935,417	$7,741,717

Estimated amortization expense in future periods is as follows:

Year Ending	Amortization
2017	$967,713
2018	967,713
2019	967,713
2020	967,713
2021	967,713
Thereafter	2,177,374
$7,015,939

Advertising costs
Advertising costs are primarily in the form of online advertisements and are expensed when incurred. The Company spent approximately $115,000 and $124,000 on advertising costs for the nine months ended September 30, 2016 and 2015, respectively.
Subsequent events
On December 12, 2016, Matrix PDM Engineering Inc., a subsidiary of Matrix Service Company (Nasdaq:MTRX), purchased 100% of the membership interests of Houston Interests. The all-cash transaction was valued at $46 million, net of cash acquired and other working capital adjustments.
The Company has evaluated subsequent events through February 27, 2017, the date the financial statements were available to be issued.

Note 2 - Costs and Estimated Earnings on Uncompleted Contracts

Information with respect to contracts in progress consists of the following:

	September 30, 2016	December 31, 2016
Costs incurred on uncompleted contracts including purchased contracts	$173,090,560	$152,483,181
Estimated earnings	68,893,725	58,558,543
	241,984,285	211,041,724
Less billings to date	(257,798,052)	(240,072,023)
	$(15,813,767)	$(29,030,299)

Included in the accompanying consolidated balance sheet under the following captions:
Costs and estimated earnings in excess of billings on uncompleted contracts	$913,666	$4,168,613
Billings in excess of costs and estimated earnings on uncompleted contracts	(16,727,433)	(33,198,912)
	$(15,813,767)	$(29,030,299)

Note 3 - Property and Equipment
Property and equipment consists of the following:

	September 30, 2016	December 31, 2015	Lives
Computer and telephone equipment	$1,676,576	$1,632,701	4-10 years
Leasehold improvements	797,805	749,632	5-30 years
Furniture and fixtures	423,584	398,740	5-10 years
	2,897,965	2,781,073
Less accumulated depreciation	(1,762,047)	(1,379,948)
	$1,135,918	$1,401,125

Note 4 - Credit Agreements
On December 19, 2012, DI entered into a $35,000,000 credit facility with a major U.S.-based financial institution and the Export-Import Bank of the United States (ExIm Facility). The credit facility was non-revolving and was used exclusively to finance the design, engineering, and construction of a sulfur purification plant for eventual installation in Iraq ("Iraqi Project”). In June 2014, DI repaid all outstanding borrowings under the ExIm Facility with proceeds from the Iraqi Project. The ExIm Facility was terminated when all outstanding bank guarantees were released in January 2015.
In conjunction with the acquisition of SR, Houston provided a $495,000 promissory note to the selling shareholder (the SR Note). The SR Note bears interest at a fixed rate of 2.64% per annum and is payable in nine annual installments of $55,000 each together with accrued interest. The SR Note is secured by the common stock of SR and may be prepaid at any time without penalty.
On May 25, 2015, Houston entered into a $6,500,000 term loan agreement with a U.S.-based financial institution. The loan proceeds were used exclusively to finance the purchase of the 49% equity interest of DUSA and River. The loan is secured by substantially all of the assets of the company and all of Houston's membership interests in the company. DUSA, River, DI, RI and SR also provided guarantees to support the loan agreement. The note is payable in 60 monthly installments of $190,299 and bears interest at 4.12%. The agreement contains financial covenants common in an agreement of this size and nature.

Long-term debt consists of the following:

	September 30, 2016	December 31, 2015
Term bank note	$4,993,680	$5,903,882
SR Note	275,000	330,000
	5,268,680	6,233,882
Less current	1,313,923	1,274,605
	$3,954,757	$4,959,277

Future maturities of long-term debt at September 30, 2016 are as follows:

Year Ending

2017	$1,313,923
2018	1,367,530
2019	1,423,419
2020	1,108,808
2021	55,000
$5,268,680

Note 5 - Leases
The Company has noncancelable operating leases for office space. The lease terms range from one to nine years. The Company recognizes rent expense on a straight-line basis for noncancelable leases with payment escalators.
Rent expense for the nine months ended September 30, 2016 and 2015, was approximately $1,072,000 and $932,000, respectively.
The following is a schedule of future minimum rental payments required under operating leases as of September 30, 2016:

Year Ending	Minimum Lease Payments

2017	$1,306,763
2018	982,331
2019	547,970
2020	570,091
$3,407,155

Note 6 - Concentrations
The Company maintains cash accounts, which are insured by the Federal Deposit Insurance Corporation (FDIC). At times, cash balances may be in excess of the FDIC's insurance limit.
A single customer of the company accounted for approximately 19% of total revenue for the nine months ended September 30, 2016 and 45% for the nine months ended September 30, 2015. This customer represented approximately 3% of total accounts receivable at September 30, 2016.
A single customer of the company accounted for approximately 24% of total revenue for the nine months ended September 30, 2016 and 15% for the nine months ended September 30, 2015. This customer represented approximately 25% of total accounts receivable at September 30, 2016.
Approximately 23% of total revenue for the nine months ended September 30, 2016 was from a single customer of the company which is also a significant vendor. At September 30, 2015, this customer represented approximately 21% of total accounts receivable. For the nine months ended September 30, 2015 this customer represented 14% of total revenues.

Note 7 - Employee Benefit Plan
The Company maintains a 401(k) profit sharing plan covering all employees meeting eligibility requirements. Employees may elect to defer a portion of their compensation. The Company matches 4% of the employee salary. The Company made approximately $676,000 and $693,000 in matching contributions for the nine months ended September 30, 2016 and 2015, respectively. The Company made profit-sharing contributions of approximately $232,000 and $277,000 in 2016 and 2015, respectively.
Note 8 - Contingencies
Various legal actions, claims, and other contingencies arise in the normal course of the Company's business. The results of litigation are inherently unpredictable and the possibility exists that the ultimate resolution could result in a material, adverse effect to the Company's financial position, results of operations or liquidity. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.